Exhibit 99.1

ATLANTIC ALLIANCE PARTNERSHIP CORP. AND

CANNABIS PROPERTY REIT KALYX DEVELOPMENT INC.

ANNOUNCE BUSINESS COMBINATION AND PROPOSED PRIVATE PLACEMENT

FOR IMMEDIATE RELEASE -- NEW YORK, NY – May 8, 2017 – Atlantic Alliance Partnership Corp. (“AAPC”) (NASDAQ:AAPC) and Kalyx Development Inc., a private real estate investment trust focused on owning and operating commercial real estate facilities leased to cultivators, processors and/or distributors in the regulated U.S. cannabis industry (“Kalyx”), today announced that they have entered into a merger agreement under which, subject to certain closing conditions, Kalyx will merge with and into AAPC (the “Merger”).

With the terms of the Merger, AAPC attributed the current, pre-transaction value of Kalyx at approximately $60 million and a post-transaction market capitalization of approximately $75 million (subject to certain assumptions and variables). The surviving public company, which is expected to be organized as a Maryland corporation, will be re-named Kalyx Properties Inc. (“KPI”).

Kalyx is a fully-integrated commercial real estate company which acquires and owns properties leased to, or currently occupied by, state-licensed operators of regulated cannabis businesses in states in which such activities are legal under state law. Based in New York and operating as a private real estate investment trust, Kalyx owns and operates nine commercial properties comprising an aggregate of 653,000 square feet located in Arizona, Colorado, Oregon and Washington State and is one of the leading multistate providers of commercial real estate to state-licensed operators in the regulated cannabis industry. Kalyx’s management team combines commercial real estate experience, cannabis industry expertise and a knowledge and understanding of the relevant state and local regulatory requirements that it leverages to source and acquire new commercial properties consistent with its strategy.

“We are excited about merging into AAPC and believe the transaction will provide Kalyx with an efficient path to a public listing on a U.S. stock exchange,” said George M. Stone, Kalyx’s Chief Executive Officer. “Once this transaction is complete, we will have a stream-lined capital structure which will allow for regular access to public capital, thus enabling better-paced growth as well as the ability over time to attract institutional investors to strengthen and diversify KPI’s shareholder base.”

Iain H. Abrahams, Chief Executive Officer of AAPC, stated “Since meeting George Stone and the other members of the Kalyx management team, our team has been impressed with their grasp of the dynamics of the regulated U.S. cannabis industry and the needs of cannabis operator tenants. We believe that giving the Kalyx team the ability to access public capital is the right way to build out the business and help Kalyx achieve its full potential.”

In connection with and as a condition to the closing of the Merger, AAPC expects to offer its common stock to accredited investors in a private placement (the “PIPE”). As a further condition to the closing of the Merger, the proceeds of the PIPE, when combined with cash currently in AAPC’s trust account (subject to potential AAPC shareholder redemptions), will be required to equal or exceed $15 million in capital. The new capital is anticipated to be used by KPI to make additional real estate acquisitions and for general working capital purposes.

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Summary of Transaction

Pursuant to the Merger, all shareholders of Kalyx will receive shares of KPI based on AAPC’s aggregate pre-money equity valuation of Kalyx of approximately $60 million, with the shares to be issued by KPI being valued at $10 per share and holders of Kalyx warrants who do not elect to exchange such warrants for shares of Kalyx common stock (as described in the merger agreement) will have their warrants assumed by KPI (subject to a minimum threshold of such warrants being amended (as described in the merger agreement)). AAPC shareholders who do not elect to redeem their AAPC ordinary shares will receive a stock dividend immediately prior to the closing based on the difference between the trust liquidation value per share at the closing of the Merger and the $10 per share price. AAPC’s sponsor, AAP Sponsor (PTC) Corp, has agreed to forfeit a portion of the KPI shares that it would receive in the Merger for its founder shares.

Ellenoff Grossman & Schole LLP is serving as legal advisor to AAPC. Sandler O’Neill + Partners, L.P. is serving as financial advisor, Reitler Kailas & Rosenblatt LLC as legal advisor and Dentons as REIT counsel to Kalyx.

The description of the Merger contained herein is only a summary and is qualified in its entirety by the reference to the definitive agreements relating to the transaction, copies of which will be filed by AAPC with the Securities and Exchange Commission in a Current Report on Form 8-K.

About Kalyx Development Inc.

Kalyx is a leading real estate investment trust in the regulated cannabis industry in the U.S. By retrofitting underutilized real estate assets, Kalyx accommodates the need of tenants in the cultivation, processing and/or distribution of cannabis and cannabis products. At the forefront of a new real estate vertical, Kalyx owns interests in nine properties totaling approximately 653,000 square feet in regulated cannabis markets within Colorado, Washington, Oregon and Arizona of which approximately 77% was occupied as of March 31, 2017. Among Kalyx’s 23 tenants are many well established operators including Medicine Man, Dixie Brands, Golden Leaf, Health for Life and Strainwise. Kalyx is not a cannabis operator. It neither owns, nor does it intend to own, a financial interest in a cannabis business.

About AAPC

AAPC is a public investment vehicle incorporated in January 2015 in the British Virgin Islands for the purpose of engaging in initial business combination with one or more operating businesses. It is led by sponsors and management comprised of Iain Abrahams, Jonathan Mitchell, Mark Klein, and AAP Sponsor (PTC) Corp. AAPC has $7.48 million of capital in trust which includes the net proceeds raised in its initial public offering in May 2015. AAPC’s ordinary shares are listed on the Nasdaq Capital Market (NASDAQ: AAPC).

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Contacts

For further information please contact:

Atlantic Alliance Partnership Corp
Iain H. Abrahams, CEO	+44 (0) 203.675.7720
Jonathan Mitchell, CFO	212.409.2434

Kalyx Development Inc.
George M. Stone, CEO Potter Polk, President & Co-Founder	646.368.6939 646.368.6920

Sandler O’Neill + Partners, L.P. Thomas S. Howland, Managing Director	212.466.7977

Reitler Kailas & Rosenblatt LLC David Boillot, Esq. Scott H. Rosenblatt, Esq.	212.209.3058 212.209.3040

Where You Can Find More Information

This communication may be deemed to be solicitation material regarding the proposed Merger of Kalyx and AAPC, including the issuance of the common stock of KPI, the surviving public company. In connection with the proposed Merger, AAPC expects to file a registration statement on Form S-4 (the “Form S-4”) and accompanying proxy materials with the Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AAPC AND KALYX ARE URGED TO READ THESE MATERIALS, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT AAPC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AAPC, KALYX AND THE PROPOSED MERGER. The preliminary proxy statement, the definitive proxy statement, and Form S-4 registration statement/prospectus, in each case as applicable, and other relevant materials in connection with the Merger (when they become available), and any other documents filed by AAPC with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by contacting AAPC in writing at 590 Madison Ave, New York, NY, 10022.

Participants in the Merger

AAPC, Kalyx, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of AAPC in connection with the Merger. Information regarding the officers and directors of AAPC is set forth in AAPC’s annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 15, 2017. Additional information regarding the interests of such potential participants will also be included in the Form S-4 (and accompanying proxy materials) and other relevant documents filed with the SEC.

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Cautionary Note Regarding Forward-Looking Statements

This communication may include "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipates", "believes", "continue", "expects", "estimates", "intends", "may", "outlook", "plans", "potential", "projects", "predicts", "should", "will", or, in each case, their negative or other variations or comparable terminology. Such forward-looking statements with respect to the timing of the proposed merger, as well as the expected performance, strategies, prospects and other aspects of the businesses of the parties to the Merger and the combined company after completion of the proposed merger, are based on current expectations that are subject to risks and uncertainties.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger (including the failure to consummate the PIPE); (2) the outcome of any legal proceedings that may be instituted against AAPC, Kalyx or others following announcement of the merger and the transactions contemplated therein; (3) the inability to complete the transactions contemplated by the Merger due to the failure to obtain approval of the shareholders of AAPC or Kalyx or other conditions to closing in the Merger; (4) the risk that we may be unable to secure a U.S. national exchange listing for KPI; (5) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Merger and the transactions described herein; (6) the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with tenants and retain its key employees; (7) costs related to the proposed Merger; (8) changes in applicable laws or regulations or their interpretation or application (including, notably, federal and state laws related to the use, cultivation and distribution of cannabis-based products); (9) the possibility that AAPC or Kalyx may be adversely affected by other economic, business, and/or competitive factors; (10) future exchange and interest rates; (11) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Merger; and (12) other risks and uncertainties indicated in the proxy statement to be filed by AAPC with the SEC, including those under "Risk Factors" therein, and other filings with the SEC by AAPC or Kalyx. These factors are not intended to be an all-encompassing list of risks and uncertainties.

The forward-looking statements contained in this communication are based on our current expectations and beliefs concerning future developments and their potential effects on AAPC and Kalyx. Future developments affecting AAPC and Kalyx may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this release. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this communication, those results or developments may not be indicative of results or developments in subsequent periods.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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